Leatt Corp Reports Third Quarter and Nine Month Results

Riders Offer Positive Reports on New Products including ‘Five.Five’ Neck Brace; New Products Expected on US Shelves for Black Friday.

CAPE TOWN, South Africa, November 8, 2013 – Leatt Corporation (OTCQB: LEAT) today announced financial results for the third quarter and nine months ended September 30, 2013. Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace introduced this year, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and has potential applications in any downhill or freestyle high-velocity sports. All financial numbers are in US dollars.

CEO Sean Macdonald commented, “The third quarter included some extraordinarily important milestones for Leatt Corp. As those who follow us closely know, 2012 and 2013 have been transitional years for Leatt as we are expanding our product offering by several hundred percent and have introduced a new neck brace system. The largest increase in new products occurred in the second half of this year, and an important test of market acceptance for some of those products will be the holiday gift-giving season between Black Friday and the end of the year. Our Leatt product catalog has more than quadrupled in size in recent years and we expect to introduce additional new products early in 2014.

“We believe our innovative neck brace system will stimulate neck brace sales again. Those sales have declined for a variety of reasons, including that our overwhelming market share has decreased the size of the market of those who do not already have our neck braces. So we closed out some of our older stock earlier this year, and have introduced a neck brace that we call Five.Five. Five.Five has the classic Leatt protective features, plus a host of innovative improvements that have earned positive reports from professional and amateur athletes and riders, as well as the media. We are told the Five.Five is a significant improvement to the classic Leatt-Brace.

“We have also seen very good early buying patterns for our Fusion Vest Junior in July of this year. Although we cannot predict what the sell-through will be, the order rates are encouraging. These and other products should be in stores in the US – our largest market – by Black Friday, the day after the US Thanksgiving Day and the traditional start of the shopping season.”

Sales of the classic neck brace system fell in the 2013 third quarter as compared to the 2012 third quarter, primarily due to on-going restructuring of our bicycle distribution network in the US and the timing of stocking orders in Australasia. In 2012 those stocking orders were shipped in the third quarter, while this year the same stocking orders will fall into the fourth quarter ending December 31. Sales of new products grew rewardingly, as exemplified by body armor products, which grew 17% year-over year for the third quarter.

For the 2013 third quarter, sales were $ 2.2 million, with a net loss of $568,931 or $0.11 loss per share, as compared to sales of $2.7 million with a net loss of $755,584 or $0.15 loss per share in the 2012 third quarter. In spite of lower sales, the net loss was 25% lower in the 2013 third quarter due to expense reductions and improving margins. Operating expense decreased by 10% from 2012 to 2013 in spite of a 7% increase in R&D and product development. Litigation expense was down, which is primarily reflected in a 36% decrease in professional fees during the quarter.

For the nine months ended September 30, 2013, sales were $9.1 million with a net loss of $1.96 million or $0.38 loss per share, versus sales of $10.5 million with a net loss of $552,204 or $0.11 loss per share in the first nine months of 2012. It is worth noting that the largest portion of the loss year-to-date was incurred prior to the third quarter and reported in the first two quarters of the year.

Gross profit margin improved in the third quarter, partly as a result of improved freight costs and conditions. The newer products continued to produce lower gross profit margins than the classic neck brace system, but we believe that the newly introduced Five.Five neck brace and body armor products should improve on that trend.

Macdonald further commented, “We have already announced our plan to bring a revolutionary knee brace to market early in 2014, and our expectation is that this product will also produce a better margin than the body armor products. In short, we are approximately where we thought we would be at this time, and our new-product introductions and the uptake trends are encouraging. As with most consumer products, the fourth quarter is anticipated to be our most important and largest quarter.”

At September 30, the company had no outstanding bank debt or amounts owed to lenders, other than in connection with our premium financing. Cash was down modestly from the opening balance sheet for 2013, but that is largely due to an increase in inventory to support the expected shipment of larger amounts of product during the autumn months. The current ratio at September 30, 2013 was a robust 3.12:1, which is in keeping with the conservative management of cash and assets that has been a primary goal of management.

Conference Call:
On Friday, November 8, 2013 at 10:00 am ET, a conference call will be held to review the Leatt third quarter 2013 results. Interested parties should dial into the call ten minutes before the scheduled time using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call.

Audio Webcast:
There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:
An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10036512.

For those unable to attend the live webcast, it will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation
Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and have potential applications in any downhill or freestyle high-velocity sports. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements
This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company and the likelihood that the introduction of the innovative Five.Five will stimulate neck brace sales; the general ability of the Company to achieve its commercial objectives, including its transition to a diverse consumer sporting goods company; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30,	December 31
	2013	2012
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$369,947	$667,671
Short-term investments	311,574	311,263
Accounts receivable	1,572,004	3,532,811
Inventory	3,537,828	3,770,932
Payments in advance	152,824	168,710
Deferred tax asset	300,785	47,000
Prepaid expenses and other current assets	135,773	874,113
Total current assets	6,380,735	9,372,500

Property and equipment, net	985,811	1,127,707

Other Assets
Deposits	22,134	44,495
Intangible assets	93,764	111,358
Total other assets	115,898	155,853

Total Assets	$7,482,444	$10,656,060

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,834,682	$2,000,554
Income taxes payable	113,501	115,000
Short term loan, net of finance charges	16,302	837,721
Total current liabilities	1,964,485	2,953,275

Deferred tax liabilities	36,915	38,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,302,352	7,302,352
Accumulated other comprehensive income (loss)	(59,570)	164,235
Retained earnings (accumulated deficit)	(1,894,746)	65,190
Total stockholders' equity	5,481,044	7,664,785

Total Liabilities and Stockholders' Equity	$7,482,444	$10,656,060

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$2,243,598	$2,689,157	$9,108,243	$10,481,585

Cost of Revenues	1,071,522	1,317,056	4,555,276	4,715,416

Gross Profit	1,172,076	1,372,101	4,552,967	5,766,169

Product Royalty Income	105,328	82,729	285,014	156,162

Operating Expenses
Salaries and wages	508,641	547,144	1,640,282	1,613,684
Commissions and consulting expenses	142,866	122,987	426,035	371,057
Professional fees	197,672	310,696	1,013,783	864,448
Advertising and marketing	339,578	429,421	1,069,903	968,501
Office rent and expenses	62,528	66,015	195,342	206,348
Research and development costs	274,218	255,982	839,823	777,437
Bad debt expense (recovery)	-	(19,242)	-	(143,080)
General and administrative expenses	518,537	528,407	1,619,221	1,574,650
Depreciation	60,585	102,496	252,040	318,390
Total operating expenses	2,104,625	2,343,906	7,056,429	6,551,435

Loss from Operations	(827,221)	(889,076)	(2,218,448)	(629,104)

Other Income
Interest and other income, net	4,505	28,492	5,647	77,860
Total other income	4,505	28,492	5,647	77,860

Loss Before Income Taxes	(822,716)	(860,584)	(2,212,801)	(551,244)

Income Taxes	(253,785)	(105,000)	(252,865)	960

Net Loss Available to Common Shareholders	$(568,931)	$(755,584)	$(1,959,936)	$(552,204)

Net Loss per Common Share
Basic	$(0.11)	$(0.15)	$(0.38)	$(0.11)
Diluted	$(0.11)	$(0.15)	$(0.38)	$(0.11)

Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,623	5,200,623	5,200,623
Diluted	5,200,623	5,200,623	5,200,623	5,200,623

Comprehensive Loss
Net Loss	$(568,931)	$(755,584)	$(1,959,936)	$(552,204)
Other comprehensive loss, net of $-0- deferred income taxes
Foreign currency translation	(7,271)	5,293	(223,805)	(3,369)

Total Comprehensive Loss	$(576,202)	$(750,291)	$(2,183,741)	$(555,573)